Exhibit 10.6

STAFFING SERVICES AGREEMENT

Harland Clarke Corp.

THIS AGREEMENT (the “Agreement”) made and entered into this the 15lh day of April, 2013 (the “Effective Date”) by and between Harland Clarke Corp., a Delaware corporation and its Affiliated Companies (as hereinafter defined), whose principal place of business is 10931 Laureate Drive, San Antonio, TX 78249 (“Harland Clarke”), and Faneuil, Inc., an independent contractor, whose principal place of business is 2 Eaton Street, Suite 1002 Hampton, VA (“Faneuil”). For purposes hereof, Harland Clarke’s “Affiliated Companies” are defined as any entity controlling, controlled by or under common control with Harland Clarke, including its direct and indirect parents, but specifically excluding Faneuil, Inc. The term “control” is defined as the ownership of at least fifty percent of the equity or beneficial interest of such entity or the right to vote for or appoint a majority of the board of directors or other governing body of such entity.

WHEREAS, Faneuil represents that it has expertise in the area of recruiting services for both temporary and/or permanent placements (the “Services”) and is ready, willing and able to provide the Services with respect to the foregoing to Harland Clarke on the terms and conditions set forth herein; and

WHEREAS, Harland Clarke, at its sole option, may engage Faneuil to provide such Services to Harland Clarke and/or its clients (“Clients”) under the terms of this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Engagement of Faneuil: Harland Clarke agrees to engage Faneuil as an independent contractor and Faneuil accepts such engagement (the “Engagement”) commencing as of the Effective Date and agrees to provide the Services as Harland Clarke shall request from time to time (as more specifically set forth in Exhibit A attached hereto and incorporated herein by reference) during the period this Agreement is in effect. This Agreement shall remain in full force and effect for one year from the Effective Date (the “Initial Term”). This Agreement shall automatically renew thereafter for successive one (1) year periods (each a “Renewal Term”), until terminated pursuant to Section 12. For purposes hereof, the Initial Term and any Renewal Terms shall collectively be referred to herein as the “Term.”

2.

Duties of Faneuil/Scope of Services: Faneuil agrees to provide the Services, as described in Exhibits A and B on behalf of Harland Clarke. In the event any provision contained in Exhibit A or B conflicts with any terms, conditions or provisions in this Agreement, the provisions of the Staffing Agreement shall govern.

3.	Program Requirements: Harland Clarke retains the right to remove assigned Faneuil employees, performing services under this Agreement, at our own or Clients’ discretion.

3.1.	Check Program

For check programs, Harland Clarke shall have the need to provide staffing for San Antonio and Salt Lake City at this time. Staffing requirements will be based on volume forecasted by the Harland Clarke Workforce Management Team based on business requirements. Harland Clarke shall provide at least 4-week notice when business needs arise, but Faneuil understands that on occasion, due to changes in the business requirements, Harland Clarke may not be able to provide a 4-week notice. Should this be the case, Harland Clarke shall provide as much notice as possible to include the number of Specialists needed, schedules and class start date.

3.2.	CCS Programs

Short-Term CCS Projects: Harland Clarke shall have the need to provide staffing for temporary projects as they are requested from clients. Harland Clarke shall provide as much notice as possible when these projects arise, but Faneuil understands that on occasion, very little notice is provided from client and we may be limited on notice. When a CCS project arises, Harland Clarke shall provide a document that contains the following information:

●	Estimated assignment begin and end dates (which constantly changes)
●	Daily work schedule/hours
●	Point of contact
●	Hourly wage rates

3.3.

Faneuil understands that due to the nature of the assignments it may not be possible to recruit for specific assignments and agrees to keep pools of potential candidates ready for projects, should the need arise. At a minimum, they will have the following number of candidates ready at any given time to start an assignment:

●	San Antonio → 6-10 candidates
●	Salt Lake City → 6-10 candidates
●	Colorado Springs → 6-10 candidates

3.4.	Long-Term CCS Projects: These are projects/programs that would allow HC to convert contractors with a total employment time of 13+ weeks to HC employees based on performance and business need.

4.

Compensation: Faneuil’s fee, as more particularly described in Section 20 (as applicable), is payable by Harland Clarke when a candidate referred by Faneuil for a specified or an alternate position is employed (if as a permanent hire) or otherwise engaged (if engaged on a temporary contract hire basis) by and commences such engagement (the “Engagement Commencement Date”) with Harland Clarke or an Affiliated Company as a result of Faneuil’s referrals (the “Engaged Candidate”). In the event an Engaged Candidate is presented to Harland Clarke by more than one staffing agency, the staffing agency whose submission is first received for the Engaged Candidate to Harland Clarke shall have precedence with regard to compensation. It is understood that such staffing agency must be under an agreement with Harland Clarke similar in context to this Agreement.

5.

Payment: Faneuil shall invoice Harland Clarke pursuant to the terms and conditions set forth in Exhibit B Section 2. Invoices shall be prepared and delivered to Harland Clarke, stating the Purchase Order number on it which accurately reflects the total candidate cost for recruiting services or the temporary candidate for the engagement duration being billed, and will be payable in full within thirty (30) days of receipt of the invoice or the Engagement Commencement Date, whichever is later. Any expenses incurred by either temporary contractors or candidates for hire must be pre-approved, in writing. Reimbursement for these expenses will be invoiced from Faneuil on a monthly basis.

6.

Independent Contractor; No agency or employment relationship or benefits: Faneuil is an independent contractor and not an agent of Harland Clarke. Faneuil shall have no authority to (1) bind Harland Clarke to any contractual commitment with a third party or (2) otherwise act in any way as the representative of Harland Clarke unless expressly agreed to in writing by Harland Clarke. This Agreement shall not give rise to any employment relationship; therefore, Engaged Candidates provided by Faneuil shall not be entitled to receive nor participate in any employment benefits and privileges customarily afforded to or conferred upon Harland Clarke’s employees, such as, without limitation, any Harland Clarke pension, bonus or profit-sharing plan(s), workers’ compensation benefits, hospital and other health, accident, dental or life insurance plan now or hereafter sponsored or maintained by Harland Clarke. Faneuil’s Engaged Candidates shall not be considered an employee under any federal or state law definitions. Except as expressly provided elsewhere in this Agreement, Harland Clarke shall not be liable for any debts, accounts, obligations or other liabilities whatsoever of Faneuil, including (without limitation) Faneuil’s obligation to withhold Social Security and income taxes for itself or any of its employees. Faneuil will provide benefits pursuant to Faneuil policy and will comply with any and all applicable state or federal laws.

7.	Drug/Background/Skill Assessment Screening;

7.1.

Faneuil represents that it maintains comprehensive hiring policies and procedures which include, among other things, a 5 panel drug screening conducted in a clinic or laboratory setting, or as agreed to by the parties, a credit check and a background check which includes Felony and Misdemeanor, Federal Felony and Misdemeanor, National Criminal Search File, Office of Foreign Asset Control, Social Security Verification., all to the extent permitted by law.

7.2.	Background Screening Requirements shall include at a minimum:

Conduct National Criminal Search (NCS) over a period of seven years prior to the date of application. A positive criminal record is reviewed on a centralized basis according to criteria that was developed based upon risk assessment, past practices and EEOC Guidelines. If the crime is disqualifying, the conditional offer of employment is withdrawn and the applicant receives notices required under the Fair Credit Reporting Act

●	NCS File to include search of Terrorist Watch Database.
●	Conduct a Social Search plus 1-9 verification
●	Verify a high school diploma or equivalent
●	Complete employment verification for at least 2 prior employers
●

Provide documentation confirming that all background checks (NCR, I-9 with Social Search, HS Diploma or Equivalent, Employment Verification) checks have been completed satisfactorily prior to their start date/engage date

●	Provide HC with a Contractor Background Screen Certification for all contractors prior to beginning their assignment

7.3.

Background Screening Requirements: In the event that a contractor who is hired by Faneuil has been identified through random or scheduled audit as not meeting the background screening requirements defined in this section, Faneuil agrees to pay or reimburse Harland Clarke all management fees paid for the individual Contractor. In addition, Faneuil agrees to pay or reimburse Harland Clark for any and all fines assessed by Harland Clarke Clients for the placement of an ineligible contractor.

7.4.

Faneuil will use all reasonable efforts to verify statements by the candidates concerning their background and employment history. However, Faneuil cannot warrant the veracity of all information provided by candidates.

8.

Skill Assessment Requirements: Faneuil will be required to complete call observations to gain a better understanding of the specialist role (inbound and outbound) in order to be effective at recruiting. Faneuil shall have applicant screening procedures in place that shall include, but are not limited to:

●	Evaluation of general knowledge and skills
●	Telephone screening that verifies the candidate’s overall skill sets
●	Personal, detailed interview with the candidate denoting, at a minimum, the ability, enthusiasm and integrity of the candidate
●	Bilingual testing: ALTA Oral assessment - must score at a level 9, see attached ALTA Levels – Description of Oral Performance
●	Skills testing: Provelt (see Provelt Skill Assessment Table); Customer Service Scenarios – 70%, Environment – 70%, Telephone Etiquette - 70% and Culture Smart Assessment Testing (CSAT)

ProvelT Test	Check Inbound	CCS Inbound	Survey	Onboarding	Conversions	Lead Gen	Site Build	Appointment Setting	Event Registration
Call Center Customer Service Scenarios	X	Optional 2	Optional 3	Optional 3	Optional 3	Optional 1	Optional 1	Optional 1	Optional 1

Call Center Data Entry		Optional 3	Optional 1	Optional 1	Optional 1	X	X	X	X

Call Center Environment	X	X	X	X	X	X	Optional 3	Optional 3	Optional 3

Call Center Listening Skills		X	X	X	X	X	X	X	X

Call Center Advanced Spelling		Optional 1	Optional 2	Optional 2	Optional 2	Optional 2	Optional 2	Optional 2	Optional 2

Call Center Telephone Etiquette	X	X	X	X	X	X	X	X	X

Call Center Spanish English Bilingual	Optional	Optional	Optional	Optional	Optional	Optional	Optional	Optional	Optional

Call Centre French Canadian-English Bilingual	Optional	Optional	Optional	Optional	Optional	Optional	Optional	Optional	Optional

9.	Confidentiality:

9.1.

Harland Clarke and Faneuil have entered into (or are simultaneously herewith entering into) a separate confidentiality/non-disclosure agreement (the “NDA”), The parties agree that this separate NDA shall be binding upon the parties as if it were set forth in its entirety in this Agreement.

9.2.

Both parties acknowledge and agree that either party could suffer immediate and irreparable harm in the event of a breach of any of the provisions of this Section or the NDA referenced in this Section 9. Accordingly, in the event of such breach or threatened breach, either party may seek injunctive or other equitable relief to enforce these provisions, in addition to any and all other remedies available to it at law or equity.

10.	Workforce Management/Faneuil Contact Requirements: Faneuil staff and Harland Clarke Workforce Management staff will interact at a minimum in the following areas:

●	Interact day-to-day about attendance via email, chat and by phone
●	2 of the locations interact face to face with staffing agency on-site support
●	Harland Clarke Workforce Management and Faneuil shall review quarterly forecasted requirements of staffing levels
●	Work with the agencies when there is INVTO (Involuntary Time Off) or an upcoming Center/ Call Type Closure
●	The schedules for new classes are sent to the local HR teams, but the agencies have access to the databases where the schedules are stored
●	At times, staffing agencies communicate end of assignment information, but that is also backed up by an auto generated TIPs (termination) notice from SAP

●	WFM Teams receive HIPs (Hiring / Contractor Assignment) notices when contractors start with HC
●	WFM Teams schedule monthly Ionl’s for contractors and the Agencies. The WFM Teams also schedule monthly Contractor Team meetings with the Agency Representative
●	For day to day schedule changes, the staffing agencies receive an auto generated eSchedule Planner Notification via email
●	The Staffing Agencies and WFM Teams work through shift changes via email. Shift changes are typically not reviewed until after 90 days of assignment

11.	Service Level Agreements:
11.1.

Conversion Requirements: Faneuil agrees that it will maintain a check training class completion level of no less than 80% and a conversion rate to full time employees of no less than 60%. Training incentives do not apply to CCS training classes due to the length of training that is typically 5 days or less

Penalty & Incentive

●	If percentage retained is over 60%, no penalty assessed.
●	If percentage retained is between 59.9 and 55%, Faneuil will have penalty of $250 for each person it is below this percentage.
●	If percentage retained is between 54.9 and 50%, Faneuil will have penalty of $500 for each person it is below this percentage.
●	If percentage retained is between 49.9 and 45%, Faneuil will have penalty of $750 for each person it is below this percentage.

●	If percentage retained is between 81 and 89%, Faneuil will receive an incentive of $250 for each person it is above this percentage.
●	If percentage retained is over 90%, Faneuil will receive an incentive of $500 for each person it is above this percentage.

Termination:

11.2.

Subject to the provisions of this Agreement as elsewhere herein provided, either party may terminate this Agreement and the Services being provided hereunder, with or without cause, at any time upon sixty (60) days written notice to the other party. In the event this Agreement is terminated by either party, contractors who have already attended orientation may, at Harland Clarke’s sole discretion, either continue at the then current management mark up rate for a period not to exceed six (6) months, or move to another staffing agency, at no cost.

11.3.

If within 120 days after termination by Harland Clarke of any requested search for a candidate, Harland Clarke makes an offer of employment to a candidate that Faneuil had previously proposed to Harland Clarke in connection with such search and such candidate accepts Harland Clarke’s offer and commences employment, Harland Clarke will nevertheless be obligated to pay the Direct Placement Fee provided in this Agreement in respect of such candidate. However, if the same candidate is referred for a designated job opening by one or more other staffing agency in addition to Faneuil, then only the staffing agency from whom Harland Clarke first received the candidate’s resume shall be entitled to a fee for that candidate.

12.	Provision of Tools to Faneuil

12.1.

In order to facilitate performance of the Services, Harland Clarke may loan or allow Faneuil to use certain Tools (defined herein). As used in this Agreement, the term “Tools” shall mean equipment, hardware, software and related documentation, and in particular, shall include any third party executable code, software, compilers, assemblers, linkers, drivers, utilities or software development kits or application program interfaces and related documentation.

12.2.	At any time during the Agreement or upon termination of Faneuil’s right to perform as otherwise provided for in this Agreement, or upon demand by Harland Clarke, Faneuil agrees to the following:

a.	Faneuil agrees to promptly deliver to Harland Clarke all Tools that may be in Faneuil’s possession or control;

b.

Faneuil agrees to promptly delete, erase and otherwise permanently remove any and all Tools from disk media of any and all of Faneuil’s computers and peripheral devices and from bulletin boards, electronic information services or any other locations where such information may have been placed prior to such termination or demand by Harland Clarke;

c.	Faneuil agrees to deliver to Harland Clarke any and all non-erasable optical WORM or CD-ROM disks containing Tools; and

d.	Faneuil agrees to abide by Harland Clarke’s policies and procedures regarding the control, handling and use of any Tools.

13.	Faneuil Personnel And Facility Requirements:

13.1.	Supervision for contractors

Harland Clarke requires on-site supervisory presence to deal with day-to-day issues that come up including employee relations and/or disciplinary action of contractors up to and including employment termination, training/classroom observation, attending progression analysis meetings, and to support audits that may be conducted quarterly, yearly and as needed upon request. In addition, documentation for such audits must be maintained and made readily available by Faneuil upon request.

13.2.	Requirements for recruiting space:

●	San Antonio – Recruiting for Parkway and Silicon will be done at the Parkway Center
●	Salt Lake – Recruiting for SLC will be done in the Salt Lake City Center
●	Colorado Springs – HC can provide limited cubical space for Faneuil, and meeting space for counseling when required. Recruiting shall be done off site at no expense to Harland Clarke.

14.

Indemnification: Faneuil hereby agrees to indemnify, defend, and hold Harland Clarke harmless from and against any and all claims, demands, suits and actions, as well as any liabilities, damages, awards or expenses, including court costs and reasonable attorneys’ fees resulting therefrom, arising out of or relating to the negligent or wrongful acts or omissions of Faneuil in performance of its Services hereunder. Faneuil’s obligations under this Section 15 will survive the termination of this Agreement for any reason. Harland Clarke agrees to give Faneuil prompt notice of any such claim, demand, or action following its initial awareness of same and shall, to the extent Harland Clarke is not adversely affected, cooperate reasonably with Faneuil, at Faneuil’s sole cost and expense, in the defense and settlement of said claim, demand or action.

15.

Limitation of Liability: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, REGARDLESS OF WHETHER THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS SUCH PARTY HAS ACTED IN AN INTENTIONALLY WRONGFUL OR GROSSLY NEGLIGENT MANNER.

16.

Force Majeure: Neither party shall be liable to the other for any failure or delay caused by sabotage, acts of God, the elements, fire, hostile environment, war, rebellion, governmental intervention or civil disorder or similar events beyond their respective reasonable control (the “Force Majeure Condition”). However, the party claiming a Force Majeure Condition agrees to promptly notify the other of same and to work around any such situation as best as circumstances may allow; and, once the cause for any such failure or delay has been removed, the party claiming the Force Majeure Condition shall diligently recommence its obligations hereunder.

17.

Modification: No provision of this Agreement, including the provisions of this section, may be modified, deleted, or amended in any manner except by an agreement in writing executed by both parties hereto. However, if any term, provision or condition of this Agreement is adjudged to be void, voidable or unenforceable, it is agreed that such term, provision or condition shall be modified to the extent reasonably necessary to make it legally binding and enforceable.

18.

Intellectual Property Indemnification: Faneuil warrants that all intellectual property provided to Harland Clarke hereunder will be original work, not previously published, and Faneuil shall, at its sole expense, indemnify, defend, and hold harmless Harland Clarke and its agents and employees from and against any claim, action or suit against Harland Clarke brought by a third party alleging copyright or trademark infringement or violation due to Harland Clarke’s use of the intellectual property provided hereunder by Faneuil. Faneuil shall be responsible for all costs, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) incurred by or on behalf of Harland Clarke as a result of any such claim, action or suit. The provisions of this Section 19 shall survive the termination of the Agreement.

19.	Solicitation for Hire and Fees:

19.1.

During the period this Agreement is in effect and for a period of one hundred eighty (180) days thereafter (the “Non-Solicitation Period”), Faneuil agrees that it will not, either on its own behalf or on behalf of any other person or entity, directly solicit for hire or encourage to leave the employ of Harland Clarke any person who is then an employee of Harland Clarke. It is understood that an employee’s (a) response to any newspaper or similar media advertisement or (b) solicitation through another employment or placement agency shall not be deemed a violation of this Section. In the event of a breach of this provision by Faneuil, Faneuil shall immediately pay Harland Clarke an amount equal to 50% of the annualized salary at either the last compensation rate provided by Harland Clarke or the rate offered by Faneuil, whichever is greater, of Harland Clarke employees hired by Faneuil as liquidated damages. The parties acknowledge and agree that the amount of liquidated damages reflected herein is an estimate based on the projected costs the non-breaching party would incur to identify, recruit, hire, and train a suitable replacement for such personnel and is not intended as a penalty.

19.2.

Standard Fees. Standard Fees shall be accrued pursuant to the terms and conditions set forth in Exhibits A, B and C. Any variance from the standard fees and payment terms must be approved in writing by Harland Clarke prior to the Engagement, with a copy of the approval attached to the invoice. In addition to the fees provided for in Exhibits B and C, a mark up fee for payroll services shall be calculated at 30.12% above set wage rate, subject to change in subsequent years as defined in Exhibit C. This rate shall not include the cost of any employment testing services. Payrolling services are defined as contractors supplied to Faneuil by Harland Clarke, where no recruiting is required. Services shall include, but are not limited to, payment to contractors and coverage for worker’s compensation.

19.3.

Specialized Fees. In the event Faneuil is engaged in the search for a specialized position, the Direct Placement Fee percentage and payment terms may vary from those defined in Section 20.2, “Payment.” Any variance from the standard fees and payment terms must be approved in writing by Harland Clarke prior to the initiation of the search, with a copy of the approval attached to the invoice. If such specialized fees are not defined and agreed to in writing prior to the initiation of the search, Payment terms set forth in Section 20.2 and standard fees set forth in Section 20.2 will apply. A “specialized position” is defined as a position which includes a specialized skill set which is not readily available from a wide selection of candidates and is preapproved by Harland Clarke.

20.	Reporting Requirements: Faneuil shall provide the following reports on request of Harland Clarke:

20.1.	Sourcing – Faneuil shall provide sourcing information for candidate pool.
20.2.	Training & Conversion – Faneuil shall track and provide information on training completion and conversion numbers on a monthly basis.
20.3.	Staffing – Faneuil shall track and provide percent of shifts filled prior to orientation date.
20.4.	Turnover – Faneuil shall provide trending data in regards to turnover by location for termination reasons.
20.5.	Exit Interviews – Faneuil must conduct Exit Interviews when contractors voluntarily leave their assignment and report relevant information to Harland Clarke.

22.

Benefit: All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by Harland Clarke and its successors and assigns and by Faneuil, its successors and permitted assigns. It is understood, however, that this Agreement and Faneuil’s duties hereunder are personal in nature. Accordingly, Faneuil may not assign this Agreement to any third party.

23.

Notices: All notices or demands of any kind which either party wishes to serve upon the other may be hand-delivered personally or shall be given in writing by certified mail, postage prepaid, return receipt requested, express overnight mail, or facsimile transmission and addressed to each respective party at the address indicated below or such other place as Harland Clarke or Faneuil may designate in writing from time to time. Serving of notice shall be deemed given as of the date of receipt or the third business day following posting, whichever occurs first.

If to Faneuil	Faneuil, Inc Attn: Anna Van Buren, President and CEO 2 Eaton St, Suite 1002 Hampton, VA 23669

With a copy to:

Faneuil, Inc. Deputy General Counsel 2 Eaton St, Suite 1002 Hampton, VA 23669

If to Harland Clarke:	Harland Clarke Corp. Attn: Procurement 10931 Laureate Drive San Antonio, TX 78249 Fax:210-694-1013

24.	Headings: The underlined headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.

25.

Counterparts: This Agreement may be executed in more than one counterpart, each of which shall be deemed an original. For purposes hereof, facsimile or electronically scanned signatures shall be deemed as originals.

26.

Changes: All changes to this Agreement must be requested in writing 60 days prior to the requested change, and require mutual agreement in writing before such changes are implemented. Changes to this Agreement will only be incorporated into this Agreement thorough a written amendment approved by both parties.

27.

Assignment: This Agreement and the Services to be provided hereunder are personal in nature and neither party (except as hereinafter provided) may assign their interest in this Agreement without the express written consent of the other party. Notwithstanding the foregoing, however, Harland Clarke may assign this Agreement to any Harland Clarke Affiliated Companies or to any entity acquiring substantially all of the assets of Harland Clarke provided such assignee of Harland Clarke agrees in writing to assume all of Harland Clarke’s obligations under this Agreement.

28.	Dispute Resolution:

28.1.

Internal Resolution: Each party shall use commercially reasonable efforts to resolve any disputes in good faith as soon as possible. In the event any dispute cannot be resolved to the reasonable satisfaction of each party within 15 business days after notice, the dispute shall be escalated and referred immediately in writing to a representative officer of each party. Harland Clarke designates the Vice President, Procurement & Supply Management as its representative officer, and Faneuil designates                             as its representative officer. If such persons cannot resolve such dispute to their mutual satisfaction within 30 additional business days, the dispute shall be referred immediately to mediation as hereinafter provided.

28.2.

Mediation: Except as expressly provided otherwise, any dispute arising out of the agreement not so resolved by good faith efforts under the above Paragraph 28.1 shall first be submitted to mediation before a single, mutually agreed upon mediator or selected from the neutral mediator rosters of an alternate dispute resolution (ADR) provider, such as the American Arbitration Association or Judicial Arbitration and Mediation Services, Inc. JAMS. . Either party may demand mediation by written notice to the other and/or by making a written request thorough an ADR provider. All mediation hearings shall be held in the county in which the Services were provided. The mediator shall be subject to the mutual approval of the parties and shall, to the fullest extent available, be trained and have expertise in the subject area of the asserted claims. Each party shall make available in a timely fashion a representative with authority to resolve the dispute. In the event that the dispute has not been resolved within sixty (60) days, the mediation shall continue if the parties mutually so desire or either party may alternatively opt out of further mediation. . The fees and expenses of the mediator and the mediation service shall be shared equally by the parties, and each party shall otherwise be responsible for the cost of its own efforts, personnel, counsel and experts in connection with such mediation. In the event such dispute is not resolved with mediation, neither party is required to pursue other alternative dispute resolution methods.

28.3.

Exceptions: Notwithstanding the foregoing: (a) any claim relating to either of the parties’ Confidential Information (as defined in the NDA) or other proprietary or intellectual property shall not be determined by mediation, but only by a court located in Bexar County, Texas, to whose jurisdiction the parties hereby consent; and (b) either party may seek injunctive or other equitable relief in any court of competent jurisdiction.

29.	Applicable Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws principles.

30.	Other Requirements: Faneuil may not use Harland Clarke, or any client’s name or logo in conjunction with this relationship, without prior written permission.

31.	No Waiver: All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

32.

Non-Exclusivity: Faneuil acknowledges that this Agreement is non-exclusive and that Harland Clarke retains the right to use other service providers and/or solicit candidates directly on Harland Clarke’s own behalf. Faneuil also acknowledges that there is no guarantee of any number of contractors that will be utilized during any term of contract.

33.

Employment Eligibility Verification: Faneuil acknowledges that, under the Immigration Reform and Control Act of 1986 (the “Act”), it is unlawful to hire, recruit or refer for a fee any unauthorized alien to work in the United States. Further, Faneuil acknowledges the Act requires those who hire, recruit or refer for a fee to verify both the identity and employment eligibility of those individuals. Accordingly, it is the responsibility of Faneuil to confirm that all candidates referred to Harland Clarke by Faneuil shall be in compliance with the relevant provisions of the Act.

34.

Audit Rights: Faneuil shall maintain complete and accurate records of all accounts pertaining to Faneuil’s performance under this Agreement in accordance with generally accepted accounting principles and in such a manner as may be regularly audited. Harland Clarke, or an audit firm engaged by Harland Clarke, has the right to review and audit those records and statements, including any and all invoices, vouchers, checks, or other documents used by Faneuil in preparing any statement or invoice. Harland Clarke also reserves the right to audit employment files for temporary workers as required by Harland Clarke. These files shall include verification of employment eligibility, verification that all required drug, credit and background checks have been completed and passed by temporary workers, a copy of the certificate of insurance, policies and procedures used to meet the hiring requirements and other documentation as required by Harland Clarke Clients during external audit procedures, (collectively, the “Audit Records”), during the period this Agreement remains in effect and thereafter until the later of four (4) years following the date to which such Audit Records relate or the date on which all disputes between Harland Clarke and Faneuil are resolved. Faneuil covenants that all invoices, billings, and reports rendered to Harland Clarke, as provided for in this Agreement, will reflect properly the facts about all activities and transactions with Harland Clarke pursuant to this Agreement and may be relied upon by Harland Clarke as being complete and accurate.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

HARLAND CLARKE CORP.

By:	/s/ Debra Oates
Name:	Debra Oates
Title:	Category Manager

Dated:	5/7/13

(Faneuil)

By:	/s/ Anna Van Buren
Name:	Anna Van Buren
Title:	President & CEO

Dated:	May 6, 2013